Exhibit 99.4

LEEWAY SERVICES, INC.

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

1.	Purpose

The Board of Directors (the “Board”) of LeeWay Services, Inc., a Nevada corporation (the “Corporation”) has adopted this Amended and Restated Charter (the “Charter”) of the Audit Committee of the Board (the “Committee”) effective as of November 9, 2022.

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	the Corporation’s financial statements;

•	the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation;

•	the integrity of the Corporation’s internal control over financial reporting and management information systems;

•	the qualifications and independence of the Corporation’s external auditor;

•	the performance of the Corporation’s internal audit function and external auditor; and

•	any other matters assigned to the Committee by the Board or as mandated by applicable laws, rules, and regulations, as well as the NYSE American LLC listing standards.

Although the Committee has the powers and responsibilities set forth in this Board resolution, the role of the Committee is an oversight. The members of the Committee (the “Members”) are not full-time employees of the Corporation and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with applicable financial reporting standards and other applicable regulatory requirements. These are the responsibilities of management and the Corporation’s external auditor.

2.	Composition and Membership

2.1.         Independence. The Committee shall consist of three or more members of the Board, and the Chairman of the Board in an ex-officio role. Each member the Board has selected and determined to be “independent” for purposes of the Committee membership in accordance with the applicable listing standards of the NYSE American and other applicable laws, rules, and regulations of the Securities and Exchange Commission (the “Commission”). Each member must not have participated in the preparation of the financial statements of the Corporation and its subsidiaries at any time during the past three (3) years).

Amended and Restated Audit Committee Charter

2.2.          Financial Literacy. All members of the Committee shall meet the financial literacy requirements of the NYSE American meaning that he/she shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. Additionally, at least one member shall be an “financially sophisticated”, in that he or she shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. A director who qualifies as an audit committee financial expert under Item 407(d)(5)(ii) and (iii) of Regulation S-K or Item 3 of Form N-CSR (in the case of a registered management investment company) is presumed to qualify as financially sophisticated.

2.3.          Serving on Multiple Audit Committees. No Member of the Committee may serve on the audit committee of more than three (3) public companies, inclusive of the Corporation, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

2.4.          Tenure. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director or until his or her earlier resignation from the Committee. Any member may be removed from the Committee by the Board, with or without cause, at any time.

2.5           Committee Chair. The Chair of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board, shall preside at meetings of the Committee and shall have authority to convene meetings, set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by action of the Committee. In the absence of the Chair at a duly convened meeting, the Committee shall select a temporary substitute from among its Members to serve as chair of the meeting.

3.	Meetings

3.1.          Meetings of the Committee will be held at such times and places as the Chair may determine, but in any event not less than four (4) times per year. Twenty-four (24) hours’ advance notice of each meeting will be given to each member orally, by telephone, by facsimile or e-mail, unless all members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings either in person or by electronic communications.

3.2.          The Chair, if present, will act as the chair of meetings of the Committee. If the Chair is not present at a meeting of the Committee, the members in attendance may select one of their members to act as chair of the meeting.

3.3.          The Committee will appoint any person in attendance at the meeting, who may, but need not, be a member to act as the secretary of that meeting, and such person will maintain minutes of the meeting and deliberations of the Committee. The secretary of the meeting will circulate the minutes of each meeting of the Committee to the members of the Board.

3.4.          A majority of Members will constitute a quorum for a meeting of the Committee. Each Member will have one vote and decisions of the Committee will be made by an affirmative vote of the majority. The Chair will not have a deciding or casting vote in the case of an equality of votes. Powers of the Committee may also be exercised by written resolutions signed by all Members.

3.5.       The Committee may invite from time to time such persons as it sees fit to attend its meetings and to take part in the discussion and consideration of the affairs of the Committee.

Amended and Restated Audit Committee Charter

3.6.          In advance of every regular meeting of the Committee, the Chair will prepare and distribute to the members and others as deemed appropriate by the Chair, an agenda of matters to be addressed at the meeting together with appropriate briefing materials. The Committee may require officers and employees of the Corporation to produce such information and reports as the Committee may deem appropriate in order for it to fulfill its duties.

4.	Powers and Responsibilities

4.1.          In fulfilling exercising its powers hereunder, the Committee will be entitled to rely reasonably on the integrity of those persons within the Corporation and the professionals and experts (such as the Corporation’s external auditor) from whom it receives information, the accuracy of the financial and other information provided to the Committee by such persons and representations made by the Corporation’s external auditor as to any services provided by such firm to the Corporation.

4.2.	External Auditor

(i)	the Corporation’s external auditor is required to report directly to the Committee;

(ii)	the Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of any external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation;

(iii)	the Committee is directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting. For the avoidance of any doubt, it is the Committee's responsibility to ensure that it received from the external auditor a formal written statement delineating all relationships between the auditor and the Corporation, consistent with The Public Company Accounting Oversight Board Rule 3526, and the Committee's responsibility for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the external auditor;

(iv)	the Committee is responsible for reviewing and approving the proposed audit scope, focus areas, timing and key decisions underlying the audit plan by the Corporation’s external auditor;

(v)	the Committee is also responsible for:

•	monitoring and reporting to the Board with regards to the qualifications, independence, and performance of the external auditor, including the lead audit partner, on an annual basis or more frequently as determined by the Committee;

•	receiving and reviewing reports from the external auditor on the progress against the approved audit plan, important findings, recommendations for improvements and the auditors’ final report;

•	for pre-approving (which may be pursuant to pre-approval policies and procedures) all audit and non-audit services to be provided to the Corporation or its subsidiary entities by the Corporation’s external auditor as permitted under Applicable Regulatory Requirements and to approve all related fees and other terms of engagement; and

Amended and Restated Audit Committee Charter

•	reviewing and discussing with management and the external auditor the Corporation’s annual audited financial statements, management’s discussion and analysis (the “MD&A”) and annual and interim earnings press releases, as well as financial information and earnings guidance, if applicable, provided to analysts and rating agencies, before the Corporation publicly discloses this information. The Committee, if the authority is so granted to it by the Board from time to time, will be responsible for reviewing and approving the Corporation’s quarterly interim financial statements and related MD&A. The Committee shall also review and approve disclosures required to be included by the Corporation in periodic reports with respect to audit and non-audit services.

(vi)	Review of public disclosure of financial information.

(vii)	The Committee is additionally responsible for:

•	being satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements and periodically assessing the adequacy of those procedures;

•	recommending to the Board whether the Corporation’s annual audited financial statements should be included in the Corporation’s annual report for filing with the SEC and timely prepare the report required by the SEC to be included in the Corporation’s annual proxy statement, if applicable, and any other reports of the Committee required by any Applicable Regulatory Requirement;

•	reviewing and discussing with management and the Corporation’s external auditor (i) major issues regarding, or significant changes in, the Corporation’s accounting principles and financial statement presentations, (ii) analyses prepared by management or the Corporation’s external auditor concerning significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation, and (iv) the type and presentation of information to be included in earnings press releases and any financial information and earnings guidance, if applicable, provided to analysts and rating agencies; and

•	reviewing and discussing with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Corporation with unconsolidated entities or other persons.

5.	Reporting

The Chair of the Committee shall report to the Board at Board meetings on the Committee’s activities.

6.	Access to Information

The Committee will be granted unrestricted access to all information regarding the Corporation that is necessary or desirable to fulfill its duties and all directors, officers, and employees will be directed to cooperate as requested by Members.

Amended and Restated Audit Committee Charter

The Committee has the sole authority:

•	to engage or terminate independent counsel and other advisors as it determines necessary or advisable to carry out its duties and shall be directly responsible for overseeing the work of such advisors;

•	to set and pay the compensation for any advisors employed by the Committee; and

•	to communicate directly with the internal and external auditors.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation.

7.	Funding

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of:

(i)	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the listed issuer;

(ii)	compensation to any advisers employed by the Committee; and

(iii)	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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Amended and Restated Audit Committee Charter